EXHIBIT 10.9

FORM OF
NON-DISCLOSURE AND
INVENTION ASSIGNMENT AGREEMENT

Agreement dated this ____ day of _____________, 20___ by and between DOT VN, Inc., a Delaware corporation with its principal office located at 9449 Balboa Avenue, Suite 114, San Diego, California 92123, (“Company”), and ___________________________, (“Employee”), referred to herein individually as a “Party” or collectively as “the Parties”.

Recitals

WHEREAS, The Company, is the exclusive and official provider of Internet and telecommunications services for Vietnam, marketing a variety of services focused on doing business in, with, and concerning Vietnam, hereinafter referred to as the “Business”.

WHEREAS, The Company has created, received or developed Proprietary Information including proprietary and unique marketing techniques software, .VN ccTLD technologies, website designs, and other intellectual properties that have actual or potential value or other utility to those engaged in or contemplating entering Vietnamese markets.

WHEREAS, The Company has an interest in protecting its Proprietary Information to the fullest extent permitted by law.

WHEREAS, The Employees will necessarily have access to Company’s Proprietary Information in the course of employment.

WHEREAS, The Employee is seeking employment or continued employment with Company, and Company is willing to employ or continue to employ Employee, subject to the terms of this agreement.

NOW THEREFORE, in contemplation of the foregoing, and for consideration, the receipt and sufficiency of which is hereby acknowledged to, the Parties agree as follows:

Agreement

1.	Special Definitions.

1.1.	“Affiliated Entities” shall mean all companies or organizations now or hereafter associated with Company, including, but not limited to Hi-Tek, Inc., World Trade Show.com, Inc. and Business.com.vn.

1.2.	“Employee” shall mean all employees, independent contractors and consultants of the Company.

2.	Employment.

2.1.
Employment or Consulting Relationship. In connection with (i) the Employee becoming employed by or retained as a consultant to the Company; (ii) Employee’s continuing employment or current consulting relationship with the Company; and (iii) receipt of three thousand shares (3,000) of the Company’s common stock (the “Stock Grant”) granted to Employee by the Company, Employee agrees to be bound by the terms set forth in this Agreement. Any employment or consulting relationship between the Company and Employee, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2.2.
Employee Handbook. Employee agrees to conform to the policies and rules of Company in effect from time to time. Company has published an Employee Handbook (the “Handbook”) specifying additional duties and procedures to be followed by Employees, which Company may modify at any time. Employee agrees that any such the Handbook, and any future amendments, shall constitute additional terms of employment incorporated into this Agreement and shall bind Employee. Employee represents that they have read and understand the terms, conditions, duties and procedures set forth in Employee Handbook and further has been furnished with the opportunity to seek clarification regarding any ambiguity or confusion with respect to the requirements of the Employee Handbook.

2.3.
Employment At-Will. The Parties agree that the Employee’s employment is “at will”, accordingly, Employee’s employment and compensation can be terminated, with or without cause, and without prior notice, at any time, at the option of either Employee or Company. Nothing contained in this Agreement or in the Handbook shall be construed to alter or modify this term.

2.4.
Outside Services. Employee shall not, without Company’s prior written consent, render to others services of any kind, or engage in any other business activity that would materially interfere with the performance of their duties under this Agreement.

2.5.
Business Opportunities. Employee shall promptly disclose to the Company all business opportunities that may be beneficial to the Company’s actual business or to Company’s reasonably anticipated business expansion, and shall not usurp, circumvent nor otherwise take advantage of any such business opportunity without first offering such opportunity to the Company, and;

2.6.	Non-Circumvention. Employee agrees that he or she shall not take, nor permit another, to take any action, with the purpose or intent of circumventing or avoiding the terms of this agreement.

3.	PROPRIETARY INFORMATION.

3.1.
Company Information. Employee agrees at all times during the term of their Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, family member or relation, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Proprietary Information of the Company or Affiliated Entities which Employee obtains or creates. Employee further agrees not to make copies of such Proprietary Information except as authorized by the Company. Employee understands that "Proprietary Information" means any Company or Affiliated Entities proprietary information pertaining to any aspects of the Company or Affiliated Entities’ business which is either information not known by actual or potential competitors of the Company or Affiliated Entities or is proprietary information of the Company or Affiliated Entities, whether of a technical nature or otherwise, technical, data, trade secrets or know how, research, product plans, products, services, suppliers, customer lists and customers with whom Employee became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to Employee by the Company or Affiliated Entities either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by Employee during the period of the Relationship, whether or not during working hours. Employee understands that Proprietary Information does not include any items which have become publicly and widely known and made generally available through no wrongful act of Employee’s or of others who were under confidentiality obligations as to the item or items involved.

3.2.
Former Employer Information. Employee represents that their performance of all terms of this Agreement as an employee or consultant of the Company have not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or trust prior or subsequent to the commencement of Employee’s Relationship with the Company, and Employee will not disclose to the Company, or induce the Company to use, any inventions, Proprietary or proprietary information or material belonging to any previous employer or any other party.

3.3.
Third Party Information. Employee recognizes that the Company or Affiliated Entities has received and in the future will receive from third parties their Proprietary or proprietary information subject to a duty on the Company or Affiliated Entities’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agree to hold all such Proprietary or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for the Company consistent with the Company or Affiliated Entities agreement with such third party.

3.4.
Value of Proprietary Information. Employee acknowledges that its Proprietary Information is of immeasurable value and importance to Company, and that improper use of such information will items, may, among other things, damage Company’s reputation, goodwill and result in loss of its current or prospective customers.

3.5.	Procedures. Employee will at all times follow all procedures Company has or in the future may implement regarding Company’s Proprietary Information, and shall:

3.5.1.	Securely store all Proprietary Information in the place and manner directed by Company.

3.5.2.	Refrain from taking or removing Proprietary Information from Company’s place of business without Company’s prior consent.

3.5.3.
Not use or disclose any such information to anyone, directly or indirectly, except (i) to the extent necessary to carry out his or her duties as Employee; and (ii) to the extent required by law or in legal proceedings.

3.5.4.
Unless otherwise instructed in writing, immediately upon termination of this agreement in any manner, return all Proprietary Information together with all copies, or reproductions or other media containing such information. Employee shall provide a written certification signed under penalty of perjury affirming Employee’s full compliance of all obligations under this section on separation from employment.

3.5.5.
Sign any supplemental or separate agreement that the Company may in the future require, in its sole discretion, to the extent allowed by law, the terms of which shall be additional terms of employment which are incorporated into this Agreement by this reference.

4.	Inventions.

4.1.
Assignment of Inventions. Employee agrees that Employee will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designees, all of Employee’s right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar foreign and domestic laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which Employee is employed by or a consultant of the Company (collectively referred to as “Inventions”), including any Inventions created prior to the date of this Agreement but on or after Employees’ initial date of employment or engagement. Employee further acknowledges that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s Relationship with the Company are "works made for hire" (to the greatest extent permitted by applicable law) and Employee is compensated therefore by Employee’s Stock Grant (if Employee is an employee) or by such amounts paid to Employee under any applicable consulting agreement or consulting arrangements (if Employee is a consultant), unless regulated otherwise by the mandatory law of the state of California.

4.2.
Inventions not related to Company Business. Notwithstanding the foregoing, inventions developed entirely on an employee’s own time without using the company’s equipment, supplies, facilities, or trade secret information and which do not relate to the Business, are Employee’s sole and exclusive property.

4.3.
Registration of Inventions. Employee shall have a duty to promptly disclose to Company all such Inventions conceived or created during the term of Employee’s employment. Employee hereby agrees to cooperate with Company, and when requested, execute any document(s) which may be necessary or advisable for the registration of or confirming the Company’s interest in such Inventions.

4.4.
Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the term of Employee’s Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. Employee agrees not to remove such records from the Company's place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company's business.

4.5.
Patent and Copyright Rights. Employee agrees to assist the Company, or its designees, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Employee further agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company is unable because of Employee’s mental or physical incapacity or unavailability or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by Employee. Employee hereby waives any and all claims, of any nature whatsoever, which Employee now or hereafter has for infringement of any and all proprietary rights assigned to the Company including, but not limited to, any proprietary rights to the data, information and code on the Invention(s).

4.6.
Returning Company Documents. Employee agrees that, at the time of termination of Employee’s Relationship with the Company, Employee will deliver to the Company (and will not keep in Employee’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to the Relationship or otherwise belonging to the Company, its successors, designees or assigns. Employee further agrees that to any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Further, Employee undertakes to take such action or execute such documents as may be required to immediately assign or otherwise transfer all Invention(s) or other employment related intellectual property to the Company.

5.	Prohibitions and Remedies.

5.1.	Employee shall not:

5.1.1.	Divert the Business or opportunities related to the Business of the Company or Affiliated Entities’ during the period of employment;

5.1.2.	Organize a competing business during the period of employment;

5.1.3.	Solicit the Company’s or Affiliated Entities’ Employees to work elsewhere-whether during or after the period of employment.

5.1.4.	Solicit any of Company’s or Affiliated Entities’ customers, sources, or Employees except in the course of Company’s Business.

5.1.5.
During the term of Employee’s Relationship with the Company, and for a period of twenty-four (24) months immediately following the termination of Employee’s Relationship with the Company for any reason, whether with or without cause, directly or indirectly solicit, induce, recruit or encourage any of the Company’s or Affiliated Entities’ employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, for a period of twenty-four (24) months following termination of Employee’s Relationship with the Company for any reason, with or without cause, Employee shall not solicit any licensor to or customer of the Company or licensee of the Company's products, in each case, that are known to Employee, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of Employee’s Relationship with the Company.

5.2.
Employee shall be deemed in unfair competition with Company if (a) Employee solicits or otherwise accept business from (even if not solicited) with any such customer; (b) Employee induces any of Company’s Employees or customers to terminate or otherwise restrict or limit their relationship with Company on any basis, or any present or future Employee or contractor of Company or any Affiliated Entity.

5.3.
Employee agrees that the misuse of Proprietary Information any other related or supplemental agreements will result in irreparable harm to Company that cannot be adequately compensated for by money alone. It is agreed that in addition to all other remedies available at law or in equity, Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary or permanent injunction, specific performance, and/or such other forms of equitable relief as appropriate under the circumstances.

5.4.
Employee also acknowledges that any damages resulting from Employee’s misuse of Proprietary Information are not readily ascertainable, accordingly, the Parties agree that under the circumstances existing at the time that this agreement was executed that a reasonable estimate of the damages Company shall suffer is $50,000 per month. Company may seek these liquidated damages in lieu of proving its actual damages.

5.5.
Employee shall indemnify, defend and hold harmless Company, and Company's officers, directors, and shareholders from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including reasonable attorney fees and costs, that Company may incur or suffer and that result from Employee’s gross negligence, intentional misconduct or intentional tort, or claims arising from Employee’s acceptance of employment with Company, or from claims arising from the alleged violation of this Agreement or any other agreement to which the Employee is a party.

5.6.	All remedies are cumulative and non-exclusive, and Company may seek, in addition any and all appropriate common law or statutory remedies.

6.	Notification to Other Parties.

6.1.
Employees. In the event that Employee leaves the employ of the Company, Employee hereby consents to notification by the Company to Employee’s new employer about Employee’s rights and obligations under this Agreement.

6.2.
Consultants. Employee hereby grants his consent to notification by the Company to any other parties besides the Company with whom Employee maintains a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about Employee’s rights and obligations under this Agreement.

7.	Dispute Resolution. If the Parties are unable to resolve a dispute informally, the following provisions shall control:

7.1.	All questions relating to arising out of this agreement shall be determined in accordance with California law, except to the limited extent preempted by federal statute.

7.2.
Excepting claims for injunctive relief and/or other equitable relief for unfair competition and/or the use or unauthorized disclosure of trade secrets or Proprietary information, which may be litigated in any court of competent jurisdiction, both Company and Employee shall submit all claims, disputes or controversies (“Claims”) against the other arising from or relating in any way to this Agreement, whether based in contract or tort, including discrimination claims under state and federal law, claims that could otherwise be asserted in class action litigation, such as wage and hour claims, discrimination claims, post-termination claims, and claims regarding the applicability of this arbitration clause or the validity of the Agreement, to binding arbitration pursuant to the rules of the American Arbitration Association. Nothing herein shall be construed to preclude class arbitrations on common issues. In all arbitration matters, Company shall bear the costs of the forum and all arbitrator(s) fees.

7.3.
All claims subject to arbitration shall be arbitrated by a sole arbitrator, who shall have the power to determine all issues, including arbitrability, award equitable relief and all forms of damages, including punitive damages. If the Parties cannot agree on a single arbitrator, or a method to select a single arbitrator, a panel of 3 arbitrators shall be employed, the Parties each selecting one arbitrator, and the two arbitrators so selected shall choose a third “independent” arbitrator. All arbitrators must have experience specific to the subject matter of the dispute. The arbitration hearing will be held in San Diego, California. The decision shall be in writing and include a statement of facts and the reason for the decision. Judgment may be entered in any court of competent jurisdiction after a thirty day waiting period, during which time the Parties further agree that all proceedings are to remain Proprietary. If the affected party fully complies with the arbitration award within 30 days, no further proceedings shall be had, and the matter shall be considered concluded.

IN THE ABSENCE OF THIS ARBITRATION AGREEMENT YOU AND WE MAY OTHERWISE HAVE HAD A RIGHT OR OPPORTUNITY TO LITIGATE CLAIMS THROUGH A COURT, AND / OR TO PARTICIPATE OR BE REPRESENTED IN LITIGATION FILED IN COURT BY OTHERS, BUT EXCEPT AS OTHERWISE PROVIDED ABOVE, ALL CLAIMS MUST NOW BE RESOLVED THROUGH ARBITRATION.

8.	General Provisions.

8.1.
Relationship of the Parties. Neither this Agreement nor the dealings of the Parties pursuant to this Agreement shall create, constitute and will not be construed as constituting a partnership, or joint venture relationship, and Employee does not have the power or authority or right to obligate or bind Company in any manner whatsoever, except as expressly provided herein.

8.2.
Further Assurances. Employee agrees to execute promptly provide any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company's written request to do so.

8.3.
Conflicts. Employee represents that Employee’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to commencement of Employee’s Relationship with the Company. Employee has not entered into, and Employee agrees Employee will not enter into, any oral or written agreement in conflict with any of the provisions of this Agreement.

8.4.
No Waiver. No failure by Company to insist upon the strict performance of any covenant, agreement, term, or condition of this Agreement or to exercise the right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any such covenant, agreement, term, or condition. No waiver of any breach shall affect or alter this Agreement, but each and every term of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach. A term or condition of this agreement can be waived or modified by the written consent of both Parties. Forbearance or indulgence by Company does not constitute a waiver of the term condition to be performed, and Company may invoke any remedy available under the Agreement or by law despite the forbearance or indulgence.

8.5.
Invalidity. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the Parties will be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable, or void, it being the intent and agreement of the Parties that this Agreement be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

8.6.
Captions. The captions used in this Agreement are for reference only and have no legal effect. Masculine and/or feminine pronouns shall be substituted for the neuter form and/or vice versa, and the plural for the singular form and/or vice verse, in any place or places herein in which the context requires such substitute or substitutes.

8.7.
Integration. This Agreement, together with any document, procedure, or policy that accompanies this Agreement or that Company may incorporate into this agreement, memorializes and constitutes the final integrated expression and the complete and exclusive statement of the Agreement and understanding between the Parties and it supersedes and replaces all prior negotiations, proposed agreements, and agreements whether written or unwritten.

8.8.	Recitals. Any recitals to this agreement are binding, and conclusive as to the factual matters therein, as to both Parties.

8.9.	Independent Legal Advice. Employee acknowledges:

a)
This Agreement is executed in reliance wholly on Employee's own judgment and knowledge and has not been influenced to any extent whatsoever by any representations or statements made by or on behalf of Company.

b)
Employee was advised by the Company to seek independent legal advice prior to the execution and delivery of this Agreement and that, in the event that Employee did not avail itself of that opportunity prior to signing this agreement, it did so voluntarily and without any undue pressure and agrees that any failure to obtain independent legal advice shall not be used by Employee as a defense to the enforcement of its obligations under this Agreement.

c)
This Agreement is executed in reliance wholly on Employee own judgment and knowledge and has not been influenced to any extent whatsoever by any representations or statements made by or on behalf of Company or its officers, directors or agents.

d)	Employee agrees that this agreement is reasonable, valid, and enforceable. This agreement shall not be construed against either party, but shall be given its fair and generally accepted meaning.

IN WITNESS WHEREOF, this Agreement has been executed by each of the Parties on the effective date set forth above.

DOT VN, Inc.

By: /s/ Thomas Johnson
Its: CEO

Employee:

Signature